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                                                                     EXHIBIT 4.2

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                             Supplemental Indenture

                                      No. 3

                                       to

                      Indenture dated as of March 18, 1997


                                       Re:

                Up to $200,000,000 12 1/2% Senior Notes due 2007






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                  This   SUPPLEMENTAL   INDENTURE   NO.  3  to  INDENTURE   (the
"Supplemental  Indenture") is entered into among Booth Creek Ski Holdings, Inc.,
a  Delaware  corporation  (the  "Company"),   LMRC  Holding  Corp.,  a  Delaware
corporation ("LMRC"), Loon Mountain Recreation Corporation, a New Hampshire corporation ("Loon Mountain") and Loon Realty Corp., a New Hampshire corporation ("Loon Realty"), and Marine Midland Bank, a New York banking corporation and trust company (the "Trustee").

                                    RECITALS


                  WHEREAS, the Company, the Guarantors and the Trustee have entered into that certain Indenture dated as of March 18, 1997, as amended by Supplemental Indenture No. 1 dated as of April 25, 1997 and Supplemental Indenture No. 2 dated as of February 20, 1998 (the "Original Indenture") providing for the issuance and delivery by the Company of its 12 1/2% Senior Notes due 2007;

                  WHEREAS, the Company has entered into certain financing and related transactions (the "Transactions") which will benefit the Company and its Subsidiaries; and

                  WHEREAS, it is a requirement of the Transactions that the Restricted Subsidiaries of the Company guarantee the obligations of the Company under the Indenture; and

                  WHEREAS, LMRC, Loon Mountain and Loon Realty have become Restricted Subsidiaries of the Company as of the date hereof; and

                  WHEREAS, the Boards of Directors of the Company, LMRC, Loon Mountain and Loon Realty have determined that it is in the best interests of the Company to make LMRC, Loon Mountain and Loon Realty guarantors of the obligations of the Company under the Indenture; and

                  WHEREAS, Article 10 of the Indenture provides for the terms and conditions of the guarantee of the obligations of the Company under the Indenture by the Restricted Subsidiaries of the Company.

                  NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows for the benefit of



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each other  party and for the equal and  ratable  benefit of the  Holders of the
Company's 12% Senior Notes due 2007:

                  Section 1. GUARANTEE.

                  For value received, each of LMRC, Loon Mountain and Loon Realty hereby agrees to become a party to the Indenture as a Guarantor under and pursuant to Article 10 of the Indenture and to jointly and severally unconditionally guarantee to each Holder and the Trustee (a) the due and punctual payment of the principal of, and premium, if any, and interest on each Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest (including Additional Interest) on the overdue principal of, and premium, if any, and interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee, all in accordance with the terms set forth in such Note and Article 10 of the Indenture, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Each of LMRC, Loon Mountain and Loon Realty further agrees that its obligations under Article 10 of the Indenture shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Note or the Indenture, any failure to enforce the provisions of any such Note or the Indenture, any waiver, modification or indulgence granted to the Company with respect thereto by the Holder of such Note or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or such Guarantor.

                  Section 2. MISCELLANEOUS.

                  2.1. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

                  2.2. Confirmation of the Original Indenture. Except as amended hereby, the Original Indenture shall remain in full


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force and effect and is hereby ratified and confirmed in all respects.

                  2.3. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

                  2.4. Separability. Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


                  2.5. Headings. The captions of the various section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

                  2.6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

                  2.7. Definitions. All terms defined in the Indenture shall have the same meaning in this Supplemental Indenture unless otherwise defined herein.



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                  IN  WITNESS   WHEREOF,   the   parties   hereto   caused  this
Supplemental Indenture to be duly executed as of this 26th day of February, 1998.

                                            BOOTH CREEK SKI HOLDINGS, INC.
                                            LMRC HOLDING CORP.
                                            LOON MOUNTAIN RECREATION CORPORATION
                                            LOON REALTY CORP.


                                            By: /s/ Jeffrey Joyce
                                               --------------------------------
                                               Name: Jeffrey J. Joyce
                                               Title: Executive
                                                      Vice President, Finance


                                            MARINE MIDLAND BANK, as Trustee


                                            By: /s/ Robert A. Conrad
                                               --------------------------------
                                               Name: Robert A. Conrad
                                               Title: Vice President